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                                                                    EXHIBIT 99.1


                                                        FOR FURTHER INFORMATION:
                                                                  At The Company
                                                             Michael W. McCarthy
                                             Vice President - Investor Relations
                                                      & Corporate Communications
                                                                   (203)775-9000
                                                    mmccarthy@brk.photronics.com
                                                              www.photronics.com

FOR IMMEDIATE RELEASE
   December 5, 2001


             PHOTRONICS ANNOUNCES PROPOSED OFFERING $150 MILLION OF
                         CONVERTIBLE SUBORDINATED NOTES

         JUPITER, Florida December 5, 2001--Photronics, Inc. (Nasdaq:PLAB), a leading worldwide manufacturer of photomasks, today announced its intention to sell $150 million of Convertible Subordinated Notes due 2006, in a private offering pursuant to the SEC's Rule 144A. A portion of the net proceeds from the offering will be used to repay all outstanding borrowings under the company's revolving credit agreement, with the balance being used for general corporate purposes, including capital expenditures and possible future acquisitions.

         The notes to be offered have not been and will not be registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

                                      # # #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to, uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, described in the Company' Annual Report on Form 10-K for the year ended October 31, 2000 under the caption "Forward Looking Information" and other risks detailed from time to time in the Company's other SEC reports. The Company assumes no obligation to update the information in this release.